LMP Adjustable Rate Income fund


Sub-Item 77Q



Certificate of Amendment
To Designation of Classes



November 16, 2006


The undersigned, being the Assistant Secretary of Legg Mason Partners Adjustable Rate Income Fund, a trust with transferable shares of the type commonly called a Massachusetts business trust (the "Trust"), does hereby certify that, in accordance with the authority conferred upon the Trustees of the Trust by the Trust's First Amended and Restated Master Trust Agreement (as the same may have been amended from time to time), that by action of the Trustees of the Trust then in office at a meeting duly called and held on June 20, 2006, the designation of classes of the Trust has been amended as follows:

1.With respect to each series of shares of beneficial interests of the Trust for which "Class Y shares" have been stablished, such Class Y shares are herby re-designated as "Class I Shares", effective as of November 20, 2006 at
9:00 a.m. EDT.

Except to the extent stated above, no change to the terms of the series or classes of shares of beneficial interests of the Trust is effective by means of the Certificate of Amendment.

IN WITNESS WHEREOF, the undersigned has set his hand as of the date first set forth above.




Thomas M. Mandia
Assistant Secretary